Exhibit 99.1

Contact Information:

George C. Moore

Executive Vice President &

Chief Financial Officer

414-643-3000

FOR IMMEDIATE RELEASE

REXNORD CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE

ZURN INDUSTRIES, INC.

MILWAUKEE, Wis. – October 11, 2006 – RBS Global, Inc., the parent company of Rexnord Corporation, announced today that it has entered into an agreement with an affiliate of Apollo Management, L.P. to acquire the plumbing products business (“Zurn”) of Jacuzzi Brands, Inc. (NYSE: JJZ) for a cash purchase price of approximately $950 million. Rexnord anticipates the purchase price will be financed through an equity investment by Apollo and its affiliates of approximately $290 million and debt financing of approximately $660 million, for which Rexnord has received customary commitments. This acquisition, which is expected to close in the first quarter 2007, will create a new strategic water management platform for Rexnord.

Rexnord’s acquisition of Zurn is dependent on Rexnord’s receipt of financing, as well as the completed acquisition of Jacuzzi Brands by Apollo, which is subject to customary closing conditions, including the receipt of debt financing and approval by Jacuzzi Brands’ stockholders. Rexnord management expects this transaction to be approximately leverage neutral for the company.

With this acquisition, Rexnord, a leading manufacturer of highly engineered power transmission, aerospace and other precision motion technology products, adds another strategic platform.

Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America, and holds a leading market position across most of its businesses.

George M. Sherman, Chairman of Rexnord and former President and CEO of Danaher Corporation, will be co-investing in this transaction along with Apollo. Sherman said, “We look forward to working with Al Marini, current President and CEO of Jacuzzi Brands, and the entire Zurn team to continue their successful track record of financial performance, which includes more than a decade of strong revenue and earnings growth. We believe this acquisition will enhance Rexnord’s already strong growth potential as a high quality, multi-industry company.”

Bob Hitt, Rexnord’s President and Chief Executive Officer, said, “Zurn’s water management business complements our already successful power transmission business. Zurn has a strong market position, leading brands, innovative new product development capabilities, excellent customer service, dedicated employees and a solid management team.”

Hitt noted that there will be minimal integration work for Rexnord as this acquired business will operate as a separate platform of the company, with facilities located in six states. Al Marini and his team will continue to run the water management platform, providing leadership continuity.

Credit Suisse served as financial advisor to Rexnord Corporation on this transaction.

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About RBS Global and Rexnord Corporation

RBS Global is the parent company of Rexnord Corporation, a portfolio company of Apollo Management. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading manufacturer of highly engineered power transmission, aerospace and other precision motion technology products. With approximately 5,800 employees, Rexnord products are sold by more than 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. Additional information about the company can be found at www.rexnord.com.

About Apollo Management

Apollo, founded in 1990, is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo has successfully invested over $16 billion in companies representing a wide variety of industries, both in the United States and internationally. Apollo is currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which along with related co-investment entities, represents approximately $12 billion of new capital.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in our SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law. Although we believe this acquisition will occur, there can be no assurance regarding the successful completion of either Apollo’s acquisition of Jacuzzi Brands or RBS Global/Rexnord Corporation’s acquisition of Zurn.

Conference Call Details

Rexnord Corporation will hold a conference call on Wednesday, October 11, 2006, at 11 a.m. Eastern Time to discuss the transaction. George Moore, Rexnord Executive Vice

President and CFO, and Todd Adams, Rexnord Controller & Treasurer, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 877-704-5382

International toll #: 913-312-1296

Access Code: 2435658

If you are unable to participate during the live teleconference, a replay of the conference call will be available until October 18, 2006. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code: 2435658.

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